Exhibit 3.3.3

CERTIFICATE OF INCORPORATION

OF

LOEWS EAST WINDSOR CINEMAS, INC.

The undersigned, for the purpose of forming a corporation under the provisions of the Stock Corporation Act of the State of Connecticut, (the “Stock Corporation Act”) does hereby certify that:

FIRST: The name of the corporation is

LOEWS EAST WINDSOR CINEMAS, INC.

SECOND: The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, which shall be in addition to the authority of the corporation to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act, are as follows:

To own, acquire, purchase, erect, equip, lease, operate, manage and conduct motion picture theatres, drive-in theatres, opera houses, public halls and theatres and places of amusement of every kind and description; to produce, manufacture, purchase, sell, lease, hire, exhibit and exploit performances and attractions of various kinds and natures, including moving pictures, vaudeville, dramatic, operatic, musical and dance performances, and intellectual and instructive entertainment; to manufacture, produce, purchase, own, sell, lease, hire, license, distribute, and otherwise dispose and to deal in and with moving picture machines, cameras, machinery, devices, appliances, and articles of all kinds used in photographic and motion picture arts, and plates, slides and films therefor, and materials, supplies, appliances, apparatus, machinery and other articles necessary and convenient for use in connection therewith; to acquire, own and dispose of costumes, scenery, properties, libraries, and other material and property for use in connection with the giving of operatic, dramatic, and motion picture entertainments, and performances of all kinds, to employ and act as agent and manager for singers, musicians, actors, performers of all kinds; to acquire, own and dispose of (including licensing thereof), plays, scenarios, photo-plays, news, songs, magazines, motion pictures, and pictures of all kinds, dramatic and musical, and motion picture productions of every kind; to acquire, own, maintain, operate, dispose of and deal with and in studios and other plants and equipment for or in connection with the production of motion pictures and productions of all kinds; to deal in amusement enterprises of every kind and description and generally to carry on the business of motion pictures and theatrical proprietors, managers, producers and caterers for and to public entertainment and amusements, as well as to do all things necessary and incident thereto.

To manufacture, buy, sell and generally deal in popcorn, candy, beverages, sandwiches, and food of all kinds and description, and goods, wares, merchandise, electronic amusement devices, pinball machines and personal property of every kind.

To purchase, lease or otherwise acquire, hold, improve, sell, lease, mortgage and generally deal in lands, buildings and interests herein.

To own, erect, buy, lease, acquire, hold, use or dispose of any and all stores, factories, machinery equipment and supplies of every nature and description necessary, useful or convenient in the manufacturing, producing, processing or marketing of the aforesaid articles and any other items or materials produced or dealt in by the corporation.

To buy, or otherwise acquire, hold, lease, sell, exchange, mortgage, pledge or otherwise dispose of any real estate or real property or personal property, rights, franchises or goodwill necessary to the foregoing; in general to carry on any related or incidental business in connection with the foregoing in all of the State, territories and dependencies of the United States and in foreign countries subject to the provisions of Part 4 of the T.M.C.L.A.

To indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense or any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, but such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise.

To have and to exercise all powers granted by law and by the Stock Corporation Act and all legal powers necessary or convenient to effect any or all of the purposes stated in this Certificate of Incorporation or to transact the stated business of the corporation.

THIRD: The authorized number of shares of the corporation is 500, all of which are designated as Common Shares and are of a par value of $1.00 dollars each.

FOURTH: No holder of any of the shares of the corporation shall be entitled as of right to purchase or subscribe or any unissued shares of any class or any additional shares of any class to be issued by reason of any increase of the authorized shares of the corporation, or bonds, certificates of indebtedness, debentures, or other securities convertible into shares of the corporation or carrying any right to purchase shares of any class, but any such unissued shares or such additional authorized issue of any shares or of other securities convertible into shares, or carrying any right to purchase shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, forms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

FIFTH: The minimum amount of stated capital with which the corporation shall commence business is one thousand ($1,000) dollars.

SIXTH: For the regulation and management of the affairs of the corporation, it is further provided:

1. Whenever any provision of the Stock Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of at least two-thirds of the voting power of shareholders entitled to vote, any such corporate action shall be approved by the authorization of at least a majority of the voting power of the shareholders entitled to vote; and whenever the corporation shall have one or more classes or series of shares which are denied voting power under the Certificate of Incorporation but the authorization of at least two-thirds of the voting power of said class or series is otherwise required for the approval of any specific corporate action under the Stock Corporation Act, any such corporate action shall be approved by said class or series by the authorization of at least a majority of the voting power of each such class and of each such series.

2. To the extent permitted by the Stock Corporation Act, and in conformity with the provisions thereof, any corporate action permitted to be taken at a meeting of shareholders entitled to vote may be taken without a meeting by a consent in writing signed by the holders of at least a majority of the voting power of each class entitled to vote.

3. Whenever the corporation shall be engaged in the business of exploiting natural resources, dividends may be declared and paid in cash or property and charged against depletion reserves.

4. To the extent permitted by the Stock Corporation Act, and in conformity with the provisions thereof, distributions in cash or property may be made out of capital surplus available therefor without the authorization of the shareholders of any class of the corporation.

5. To the extent permitted by the Stock Corporation Act, and in conformity with the provisions thereof, acquisitions of its own shares out of unreserved and unrestricted capital surplus may be made by the corporation without the authorization of the shareholders of any class of the corporation.

6. One or more or all of the directors of the corporation may be removed for cause or without cause by the shareholders entitled to vote for their election. The Board of Directors shall have power to remove any director for cause and to suspend any director pending a final determination that cause exists.

7. The corporation shall, to the fullest extent permitted by Section 33-320a of the Stock Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section.

SEVENTH: The duration of the corporation is perpetual.

I, the undersigned, do hereby declare under the penalties of false statement that the statements contained in the foregoing document are true and do hereby sign this document at 400 Plaza Drive, Secaucus, New Jersey 07094, on June 14, 1988.

/S/ BARBARA R. CORBETT
Barbara R. Corbett Incorporator

CERTIFICATE AMENDING OR RESTATING CERTIFICATE OF INCORPORATION

61-38 Rev. 4/89

Stock Corporation

STATE OF CONNECTICUT

SECRETARY OF THE STAT

Loews East Windsor Cinemas, Inc.

1.                                       Name of Corporation

2.                                       The Certificate of Incorporation is: (Check One)

☒                      A. Amended only, pursuant to Conn. Gen. Stat. §33 - 360.

☐                      B. Amended and restated, pursuant to Conn. Gen. Stat. §33 - 362(c).

☐                      C. Restated only, pursuant to Conn. Gen. Stat. §33 - 362(a).

(Set forth here the resolution of amendment and/or restatement. Use a 8 1/2 X 11 attached sheet if more space is needed).

RESOLVED, the Certificate of Incorporation of the Corporation is hereby amended to provide that the name of the
Corporation shall be Loews Bristol Cinemas, Inc.

☐                      D. Restated and superseded pursuant to Conn. Gen. Stat. §33 - 362(d).

(Set forth here the resolution of amendment and/or restatement. Use a 8 1/2 X 11 attached sheet if more space is needed).

(If 2A is checked, go to 5 to complete this certificate. If 2B or 2C is checked, complete 3A or 3B. If 2D is checked, complete 4)

3.                                       (Check one)

☐                           A. This certificate purports merely to restate but not to change the provisions of the original Certificate of Incorporation as supplemented and amended to date, and there is no discrepancy between the provisions of the original Certificate of Incorporation as supplemented and amended to date, and the provisions of this Restated Certificate of Incorporation, (If 3A is checked, go to 5 to complete this certificate).

☐                           B. This Restated Certificate of Incorporation shall give effect to the amendment(s) and purports to restate all those provisions now in effect not being amended by such new amendment(s). (If 3B is checked, check 4, if true, and go to 5 to complete this Certificate).

4.                                       (Check, if true)

☐                           This restated Certificate of Incorporation was adopted by the greatest vote which would have been required to amend any provision of the Certificate of Incorporation as in effect before such vote and supersedes such Certificate of Incorporation.

5.                         The manner of adopting the resolution was as follows: (Check one A, or B, or C).

☒   A.                            By the board of directors and shareholders, pursuant to Conn. Gen. Stat. §33 - 360.

Vote of Shareholders: (Check (i) or (ii), and check (iii) if applicable).

(i)  ☒  No shares are required to be voted as a class; the shareholder’s vote was as follows:

Vote Required for Adoption     251                                              Vote Favoring Adoption     500

(ii)  ☐  There are shares of more than one class entitled to vote as a class. The designation of each class required for adoption of the resolution and the vote of each class in favor of adoption were as follows: (Use an 8 1/2 x 11 attached sheet if more space is needed).

(iii)  ☐  Check here if the corporation has 100 or more recordholders, as defined in Conn. Gen. Stat. §33 -311a(a).

☐                                    B.                                     By the board of directors acting alone, pursuant to Conn. Gen. Stat. § 33 - 360(b)(2).

The number of affirmative votes required to adopt such resolution is:

The number of directors’ votes in favor of the resolution was:

We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true:

(Print or Type)	Signature	(Print or Type)	Signature
Name of Pres. V. Pres.		Name of Sec/Assn’t Sec.
Seymour H. Smith	/s/ SEYMOUR H. SMITH	David I. Badain	/s/ DAVID I. BADAIN
Executive V.P.		Ass’t Secretary

☐                                    C.                                     The corporation does not have any shareholders. The resolution was adopted by vote of at least two-thirds of the incorporators before the organization meeting of the corporation, and approved in writing by all subscribers (if any) for shares of the corporation.

We (at least two-thirds of the incorporators) hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

Signed	Signed	Signed

Signed	Signed	Signed

Dated at                                                       this 27th day of September, 1990

APPROVED by all subscribers, if none, so state:

(Use an 8 1/2 X 11 attached sheet if more space is needed)

CERTIFICATE OF AMENDMENT

STOCK CORPORATION

Office of the Secretary of the State

30 Trinity Street / P.O. Box 150470 / Hartford/ Connecticut

1. Name of Corporation: Loews Bristol Cinemas, Inc.

2. THE CERTIFICATE OF INCORPORATION IS (check A., B. or C):

☒                    A.   AMENDED

☐                    B.   AMENDED AND RESTATED.

☐                    C.   RESTATED

3. TEXT OF EACH AMENDMENT / RESTATEMENT:

Article Three of the Articles of Incorporation is amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

4. VOTE INFORMATION:

In accordance with Section 33-802 of Connecticut General Statutes, this Amendment to the Articles of Incorporation was made pursuant to a provision in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of the Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40373, confirmed and approved on March 1, 2002.

5. EXECUTION:

Dated this 21st day of March, 2002.

/s/ BRYAN BERNDT
Bryan Berndt
Vice President